 PROXY MEETING ADJOURNED TO APRIL 29, 2016

IMPORTANT NOTICE REGARDING YOUR INVESTMENT IN
Susa Registered Fund, L.L.C.

Because we have not received enough voting the Special Meeting of Members of Susa Registered, L.L.C. Fund has been adjourned to April 29, 2016. Our records indicate that we have not received your vote. We urge you to vote as soon as possible in order to allow your Fund to obtain a sufficient number of votes to hold the adjourned meeting as scheduled.

Many of our fellow shareholders have already voted,
but we need your vote for the meeting to move forward.

Your vote is truly important as every asset counts toward reaching the required majority of assets present at the meeting as is required for the transaction. Responses thus far have been overwhelmingly favorable, however due to a relative high vote requirement; we need your help to secure the remaining assets needed.

Voting by one of the following methods is quick and easy:

1.	Call and speak with a proxy voting specialist at 1-855-973-0095
2.
Vote by mail by completing, signing and dating the enclosed proxy ballot and returning it in the pre-paid envelope provided in this package.
If convenient for you, please call us so that your vote will be received in time for the adjourned special meeting on April 29th.

3.	Vote by Internet at www.proxyvote.com and enter the control number on the voting instructions form and follow the prompts.